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SECURITIES AND EXCHANGE COMMISSION

<?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />Washington, D.C.20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             December 15, 2006

AUDIOSTOCKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-138083	20-2197964
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
2038 CorteDel Nogal, Suite 110
Carlsbad, CA 92011
(Address of principal executive offices)

760-804-8844
(Registrant’s Telephone Number)

_____________________________________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 15, 2006, Mr. Mark L. Baum resigned from his position as a Director of the Corporation.  Mr. Baum’s resignation was not because of any disagreements with the Corporation on matters relating to its operations, policies and practices.

On December 15, 2006, our board of directors appointed Mr. Luis Leung to the position of Director of the Corporation.

Luis Leung, Director

Mr. Leung began his career in São Paulo, Brazil in 1988 with Smar Equipamentos Industrias Ltd as a Research and Development Software Engineer. In 1991 he was helped establish the company’s operations in the United States and was promoted to CIO and Comptroller.  From 1994 to 1997 Mr. Leung helped structure operations and systems for the company’s headquarters as well as for its subsidiaries in Germany, France and Singapore. In 2004, Mr. Leung co-founded Scitus Corporation, a Microsoft VAR and ISV, and the Alba Spectrum Group a consulting company. The Alba Spectrum Group has operations in Chicago, Houston and São Paulo, Brazil. Its line of products includes Microsoft, SAP and Oracle. In 2001, Mr. Leung co-founded Advent Corporation, a software development company and Microsoft Partner. The company merged with Enterlogix Corporation in 1992. Enterlogix Corporation, after the merger, was the largest Microsoft Great Plains implementation practice in the state of Texas.  In 1997, Mr. Leung started his consulting career at Hein + Associates LLP in Houston, TX as a Project Manager. In 1999 he was hired by Grant Thornton, LLP as a Consulting Manager and participated in several multi-country systems implementations. In 2000, he worked at eParners Inc as a CRM Practice Leader.  Mr. Leung holds a Bachelors of Science from Instituto Tecnologico Aerospacial, Brazil.

On December 15, 2006, Mr. James B. Panther, II resigned from his position as a Director of the Corporation.  Mr. Panther, II’s resignation was not because of any disagreements with the Corporation on matters relating to its operations, policies and practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUDIOSTOCKS, INC.
/s/	Luis J. Leung ______________
By:	Luis J. Leung
Its:	President